UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2019

Eldorado Resorts, Inc.

(Exact Name of registrant as specified in its charter)

Nevada	001-36629	46-3657681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Liberty Street, Suite 1150 Reno, Nevada	89501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 328-0100

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 1, 2019, Eldorado Resorts, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Bret Yunker (the “Executive”) to serve as the Company’s Chief Financial Officer.

Bret Yunker, age 42, has served as a managing director of JP Morgan Chase & Co. in its Real Estate Investment Banking Group since 2013, providing advisory and capital markets execution (both debt and equity) services to clients across several sectors in the gaming industry, including casino operators, gaming equipment and system suppliers, REITs, lottery service providers and online gaming companies. Prior to joining JP Morgan Chase & Co., Mr. Yunker was employed for fourteen years in various positions at Bank of America Merrill Lynch covering gaming and leisure companies. Mr. Yunker holds a B.S. in business administration from the University of Southern California.

Pursuant to the Employment Agreement, Mr. Yunker’s employment will begin on a mutually agreeable date not later than May 2, 2019 and will generally be for a term of three years, with annual renewals thereafter unless a notice of non-renewal is provided by either party. The Employment Agreement provides for a minimum annual base salary of $750,000, with a target annual bonus opportunity equal to 100% of his base salary. Mr. Yunker will also be considered for long-term incentive award opportunities equal to 200% of his base salary. In addition, Mr. Yunker will receive an award of 60,800 Company restricted stock units (the “RSUs”) shortly following the date he begins employment with the Company. The RSUs will generally vest 50% on the six-month anniversary of Mr. Yunker’s employment start date and 50% on the one-year anniversary of his employment start date, subject to acceleration in certain circumstances.

In the event of a termination of Mr. Yunker’s employment without “cause” or if Mr. Yunker terminates his employment for “good reason” (each as defined in the Employment Agreement), Mr. Yunker would be entitled to receive (a) a lump-sum payment equal to 1.0 times the sum of his base salary and annual incentive award target, or 2.0 times that sum in the event of such a termination within two years following a change in control, (b) lump-sum payment of a prorated portion of his actual annual incentive award, if any, or a prorated portion of his annual incentive award target in the event of such a termination within two years following a change in control and (c) a lump-sum payment equal to 12 months of health benefits coverage, or 18 months if such a termination is within two years following a change in control.

The Employment Agreement contains certain customary non-competition, non-solicitation and confidentiality provisions.

During the period beginning on January 1, 2018 and ending on the date hereof, the Company paid approximately $1.4 million to Fidelity National Title for title insurance policies. Mr. Yunker’s wife, Kelly Yunker, is an employee of Fidelity National Title and received commissions in the amount of $129,000 in respect of the title policies obtained by the Company.

The foregoing description is not a complete description of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference in this Item 5.02.

Item 9.01.	Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1*	Executive Employment Agreement, dated February 1, 2019, by and between Eldorado Resorts, Inc. and Bret Yunker.

*	Management contract or compensatory plan or arrangement in which one or more executive officers or directors participates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELDORADO RESORTS, INC.

Date: February 5, 2019	By: /s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: Executive Vice President, Chief Legal Officer and Secretary